NEWS RELEASE

February 8, 2018

NCR Announces Fourth Quarter and Full Year 2017 Results

ATLANTA - NCR Corporation (NYSE: NCR) reported financial results today for the three and twelve months ended December 31, 2017. Fourth quarter and full year highlights include:

•	Revenue of $1.78 billion, at the high end of previously provided guidance

•	Software revenue up 1% driven by cloud revenue growth of 6%; Full year net ACV of $67 million, up 46% from $46 million in the prior year

•	GAAP diluted EPS of $(0.38), includes $130 million non-cash charge related to US tax reform; Non-GAAP diluted EPS of $0.92, at the high end of previously provided guidance

•	Services gross margin expansion of 280 basis points

•	Full year cash flow from operations of $755 million, and free cash flow of $453 million, both within previously provided guidance

•	$300 million share repurchase planned for 2018 with $125 million completed to date

•	2018 guidance announced

“Our fourth quarter results were consistent with our guidance and reflect continued momentum in strategic areas such as cloud and Services margin expansion," said Chairman and CEO Bill Nuti. "While ATM revenue was lower than expected in 2017, growth in unattached software, cloud, and recurring revenues, allowed us to build a stronger foundation going into 2018. NCR continues to position itself as one of the world's largest cloud companies facilitating omni-channel commerce and digital transformation, and our SaaS solutions are gaining traction as evidenced by consistent double digit net ACV growth. We enter 2018 excited about the year ahead and confident in our company strategy. As such, we are also announcing our repurchase of up to $300 million of shares in 2018.”

“Going forward, we are focused on improving execution and we will leverage our growing strength in cloud, combined with our end-to-end smart edge hardware and services solution assets to deliver unmatched value in the markets we serve, as businesses of every size undergo Omni-Channel, digital enablement, and channel transformation journeys,” said President and COO Mark Benjamin. “As we do this in 2018, we will also prioritize driving sustainable margin improvement in our hardware and services segments via specific programs targeted at driving higher productivity, process efficiency, and, using technology as an enabler. As we finalize these restructuring programs, we plan to achieve run-rate savings of approximately $150 million per year by 2020.”

In this release, we use certain performance metrics as well as certain non-GAAP measures, including presenting certain measures on a constant currency and adjusted constant currency basis. The performance metrics include net annual contract value (or Net ACV) and the non-GAAP measures include free cash flow and others with the words “non-GAAP," "adjusted," or "constant currency" in their titles. The performance metrics are listed and described, and the non-GAAP measures are listed, described, and reconciled to their most directly comparable GAAP measures, under the heading "Performance Metrics and Non-GAAP Financial Measures" later in this release.

Fourth Quarter 2017 Operating Results

Revenue
Fourth quarter revenue of $1.78 billion was down 1% year-over-year. Foreign currency fluctuations had a favorable impact on the revenue comparison of 2%.

The following table shows the revenue by segment for the fourth quarter:

$ in millions	2017	2016	% Change	% Change Constant Currency
Software License	$95	$103	(8%)	(10%)
Software Maintenance	96	96	—%	(2%)
Cloud	156	147	6%	6%
Professional Services	161	156	3%	1%
Software Revenue	$508	$502	1%	—%

Services Revenue	$619	$598	4%	2%

ATM	$303	$385	(21%)	(22%)
SCO	131	132	(1%)	(1%)
POS	218	177	23%	20%
IPS	3	8	(63%)	(63%)
Hardware Revenue	$655	$702	(7%)	(9%)

Total Revenue	$1,782	$1,802	(1%)	(3%)

Software revenue was up 1% primarily due to cloud revenue growth of 6% and professional services revenue growth of 3%. This was partially offset by lower software license revenue of 8% due to lower software license revenue associated with lower hardware sales.

Services revenue was up 4% driven by hardware maintenance and implementation services growth as a result of continued momentum in channel transformation trends.

Hardware revenue was down 7% due to a 21% decline in ATM revenue and a 1% decline in SCO revenue, partially offset by a 23% increase in POS revenue. ATM revenue reflected the lower backlog starting the quarter, but was better than expected. SCO revenue was roughly flat, as expected, but grew 66% sequentially from the third quarter of 2017. POS revenue continued its momentum and was up significantly in the quarter due to product replacements and new product introductions.

Gross Margin
Fourth quarter gross margin of $515 million increased 8% from $479 million. Gross margin rate was 28.9%, up from 26.6%. During the fourth quarter of 2017, our annual pension mark-to-market adjustment was $1 million of benefit compared to $38 million of cost in the prior year.

Fourth quarter gross margin (non-GAAP) of $527 million decreased 1% from $530 million. Gross margin rate (Non-GAAP) was 29.6%, up from 29.4%. The increase in gross margin rate (non-GAAP) was primarily due to continued focus on productivity improvements in our Services segment, partially offset by lower software license revenue, decreased ATM volumes and new product introductions.

Expenses
Fourth quarter operating expenses of $334 million increased from $333 million. During the fourth quarter of 2017, our annual pension mark-to-market adjustment was $29 million of expense compared to $47 million of expense in the prior year.

Fourth quarter operating expenses (non-GAAP) of $284 million increased from $266 million. The increases in expenses were due to increased sales investment as we expand our strategic offers and go-to-market strategy.

Operating Income
Fourth quarter operating income of $181 million increased 24% from $146 million. Operating margin rate was 10.2%, up from 8.1%. During the fourth quarter of 2017, we recorded our annual pension mark-to-market adjustment which was $28 million compared to $85 million in the prior year.

Fourth quarter operating income (non-GAAP) of $243 million decreased 8% from $264 million. Operating margin rate (non-GAAP) was 13.6%, down from 14.7%. Operating margin rate (non-GAAP) reflected lower software license revenue, decreased ATM volumes and increased sales investment partially offset by continued services margin expansion. For the full year, operating margin rate (non-GAAP) increased and is expected to expand in 2018.

Other (Expense)
Fourth quarter other (expense) of $50 million decreased 12% from $57 million. Fourth quarter other (expense) (non-GAAP) of $50 million decreased 11% from $56 million. These decreases were primarily due to higher foreign currency losses in the fourth quarter of 2016.

Income Tax Expense and Impact of US Tax Reform
Fourth quarter income tax expense of $164 million increased from $17 million. Income tax expense includes a $130 million non-cash charge related to the impact of the U.S. Tax Cuts and Jobs Act enacted in December 2017. The non-cash charge represents a provisional amount and NCR’s current best estimate, which may be refined and adjusted over the course of 2018.

Fourth quarter income tax expense (non-GAAP) of $49 million increased from $36 million in the prior year. Income tax expense (non-GAAP) increased due to more favorable discrete benefits in the prior year period.

Net Income from Continuing Operations Attributable to NCR
Fourth quarter net loss from continuing operations attributable to NCR was $35 million decreased from net income from continuing operations attributable to NCR of $68 million in the prior year. Fourth quarter net income from continuing operations attributable to NCR (non-GAAP) of $142 million decreased from $168 million.

Cash Flow
Fourth quarter cash provided by operating activities of $484 million decreased from $525 million. Free cash flow was $402 million in the fourth quarter of 2017 as compared to $449 million in the fourth quarter of 2016. Fourth quarter cash flow was strong, but was lower than the prior year due to a $100 million working capital improvement in the fourth quarter of 2016. Full year cash provided by operating activities was $755 million, and full year free cash flow was $453 million, both within previously provided guidance.

Share Repurchase Program

During 2018, NCR plans to repurchase up to $300 million of its common stock under its previously authorized share repurchase programs, and has repurchased shares of its common stock for approximately $125 million through the date of this release.

Full Year 2018 Outlook

In 2018, our revenue growth is expected to be 0% to 3%. Our GAAP diluted earnings per share is expected to be $2.08 to $2.48, and our non-GAAP diluted earnings per share is expected to be $3.30 to $3.45. Our non-GAAP diluted earnings per share guidance assumes an effective tax rate of 24% for 2018 compared to 25% in 2017. The decrease is due to the expected impact of U.S. tax reform. Free cash flow is expected to be approximately 90% of non-GAAP net income.

To accelerate our transformation journey, we are evaluating programs to prioritize driving sustainable margin improvement in our hardware and services segments targeted at driving higher productivity, process efficiency, and, using technology as an enabler. As we finalize these programs, NCR expects to incur a related pre-tax charge over the next two years in the range of approximately $200 million to $250 million, with $100 million to $150 million in 2018, that will be included in income from operations. The cash impact of the restructuring plan is expected to be approximately $150 million to $200 million over the next two years, with $100 million in 2018. We plan to achieve run-rate savings of approximately $150 million per year by 2020. The estimate of the pre-tax charges and cash impact has been included in our 2018 GAAP diluted earnings per share and free cash flow guidance.

Q1 2018 Outlook

For the first quarter of 2018, revenue growth is expected to be down 1% to up 2%, GAAP diluted earnings per share is expected to be $0.16 to $0.29, and non-GAAP diluted earnings per share is expected to be $0.41 to $0.47.

NCR will provide additional information regarding its first quarter and full year 2018 guidance during its fourth quarter earnings conference call and webcast.

2017 Fourth Quarter Earnings Conference Call

A conference call is scheduled for today at 4:30 p.m. (EDT) to discuss the fourth quarter 2017 results and guidance for first quarter and full year 2018. Access to the conference call and accompanying slides, as well as a replay of the call, are available on NCR's web site at http://investor.ncr.com/. Additionally, the live call can be accessed by dialing 888-820-9413 (United States/Canada Toll-free) or 786-460-7169 (International Toll) and entering the participant passcode 2459485.

More information on NCR’s Q4 2017 earnings, including additional financial information and analysis, is available on NCR’s Investor Relations website at http://investor.ncr.com/.

About NCR Corporation

NCR Corporation (NYSE: NCR) is a leader in omni-channel solutions, turning everyday interactions with businesses into exceptional experiences. With its software, hardware, and portfolio of services, NCR enables nearly 700 million transactions daily across financial, retail, hospitality, travel, telecom and technology industries. NCR solutions run the everyday transactions that make your life easier. NCR is headquartered in Atlanta, Ga., with about 30,000 employees and does business in 180 countries. NCR is a trademark of NCR Corporation in the United States and other countries. NCR encourages investors to visit its website which is updated regularly with financial and other important information about NCR.

Website: www.ncr.com
Twitter: @NCRCorporation
Facebook: www.facebook.com/ncrcorp
LinkedIn: https://www.linkedin.com/company/ncr-corporation
YouTube: www.youtube.com/user/ncrcorporation

News Media Contact
Scott Sykes
NCR Corporation
212.589.8428
scott.sykes@ncr.com

Investor Contact
Michael Nelson
NCR Corporation
678.808.6995
michael.nelson@ncr.com

Note to Investors This release contains forward-looking statements. Forward-looking statements use words such as “expect,” “anticipate,” “outlook,” “intend,” “plan,” “believe,” “will,” “should,” “would,” “could,” and words of similar meaning. Statements that describe or relate to NCR’s plans, goals, intentions, strategies, or financial outlook, and statements that do not relate to historical or current fact, are examples of forward-looking statements. The forward-looking statements in this release include statements about NCR's plans for further share repurchases in 2018; NCR’s momentum in strategic areas; market acceptance of NCR’s SaaS solutions; NCR’s confidence in its strategy; NCR’s areas of focus going forward, and its ability to deliver value in the markets its serves; expectations regarding the omni-channel, digital enablement and channel transformation journeys of businesses of every size; NCR’s areas of priority for its hardware and services segments in 2018 and its programs to drive sustainable margin improvement, including the expected timing, costs and benefits thereof; and NCR’s full-year and first quarter financial guidance and outlook (including the sections entitled “2018 Outlook” and “Q1 2018 Outlook”) and the expected type and magnitude of the non-operational adjustments included in any forward-looking non-GAAP measures. Forward-looking statements are based on our current beliefs, expectations and assumptions, which may not prove to be accurate, and involve a number of known and unknown risks and uncertainties, many of which are out of NCR’s control. Forward-looking statements are not guarantees of future performance, and there are a number of important factors that could cause actual outcomes and results to differ materially from the results contemplated by such forward-looking statements, including those factors relating to: the strength of demand for ATMs and other financial services hardware and its effect on the results of our businesses and reportable segments; domestic and global economic and credit conditions including, in particular, those resulting from the imposition or threat of protectionist trade policies or import or export tariffs, global and regional market conditions and spending trends in the financial services and retail industries, new comprehensive U.S. tax legislation, modified or new global or regional trade agreements, the determination by the United Kingdom to exit the European Union, uncertainty over further potential changes in Eurozone participation and fluctuations in oil and commodity prices; the transformation of our business model and our ability to sell higher-margin software and services; our ability to improve execution in our sales and services organizations; our ability to successfully introduce new solutions and compete in the information technology industry; cybersecurity risks and compliance with data privacy and protection requirements; the possibility of disruptions in or problems with our data center hosting facilities; defects or errors in our products; the impact of our indebtedness and its terms on our financial and operating activities; the historical seasonality of our sales; tax rates and new US tax legislation; foreign currency fluctuations; the success of our restructuring plans and cost reduction initiatives; manufacturing disruptions; the availability and success of acquisitions, divestitures and alliances; our pension strategy and underfunded pension obligation; reliance on third party suppliers; the impact of the terms of our strategic relationship with Blackstone and our Series A Convertible Preferred Stock; our multinational operations, including in new and emerging markets; collectability difficulties in subcontracting relationships in certain geographical markets; development and protection of intellectual property; workforce turnover and the ability to attract and retain skilled employees; environmental exposures from our historical and ongoing manufacturing activities; and uncertainties with regard to regulations, lawsuits, claims, and other matters across various jurisdictions. Additional information concerning these and other factors can be found in the Company’s filings with the U.S. Securities and Exchange Commission, including the Company’s most recent annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8- K. Any forward-looking statement speaks only as of the date on which it is made. The Company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Performance Metrics and Non-GAAP Financial Measures

Performance Metrics. The term “net annual contract value” or “net ACV” for any particular period means NCR’s net bookings for cloud revenue during the period, and is calculated as twelve months of expected subscription revenues under new cloud contracts during such period less twelve months of subscription revenues under cloud contracts that expired or were terminated during such period, adjusted for twelve months of expected pricing discounts or price increases from renewals of existing contracts. Net ACV is a forward-looking measure that NCR tracks and discloses as an indicator of potential cloud revenue growth in future periods.

Non-GAAP Financial Measures. While NCR reports its results in accordance with Generally Accepted Accounting Principles in the United States, or GAAP, in this release NCR also uses the non-GAAP measures listed and described below.

Non-GAAP Diluted Earnings Per Share (EPS), Gross Margin (non-GAAP), Gross Margin Rate (non-GAAP), Operating Expenses (non-GAAP), Operating Income (non-GAAP), Operating Margin Rate (non-GAAP), Other (Expense) (non-GAAP), Income Tax Expense (non-GAAP), and Net Income from Continuing Operations Attributable to NCR (non-GAAP). NCR’s non-GAAP diluted EPS, gross margin (non-GAAP), gross margin rate (non-GAAP), operating expenses (non-GAAP), operating income (non-GAAP), operating margin rate (non-GAAP), other (expense) (non-GAAP), income tax expense (non-GAAP), and net income from continuing operations attributable to NCR (non-GAAP) are determined by excluding, as applicable, pension mark-to-market adjustments, pension settlements, pension curtailments and pension special termination benefits and other special items, including amortization of acquisition related intangibles, from NCR’s GAAP earnings per share, gross margin, gross margin rate, expenses, income from operations, operating margin rate, other (expense), income tax expense and net income from continuing operations attributable to NCR, respectively. Due to the non-operational nature of these pension and other special items, NCR's management uses these non-GAAP measures to evaluate year-over-year operating performance. NCR also uses operating income (non-GAAP) and diluted EPS (non-GAAP), to manage and determine the effectiveness of its business managers and as a basis for incentive compensation. NCR believes these measures are useful for investors because they provide a more complete understanding of NCR's underlying operational performance, as well as consistency and comparability with NCR's past reports of financial results.

Free Cash Flow and Free Cash Flow as a Percentage of Non-GAAP Net Income (or Free Cash Flow Conversion Rate). NCR defines free cash flow as net cash provided by/used in operating activities and cash flow provided by/used in discontinued operations less capital expenditures for property, plant and equipment, additions to capitalized software, discretionary pension contributions and pension settlements. NCR's management uses free cash flow to assess the financial performance of the Company and believes it is useful for investors because it relates the operating cash flow of the Company to the capital that is spent to continue and improve business operations. In particular, free cash flow indicates the amount of cash generated after capital expenditures which can be used for, among other things, investment in the Company's existing businesses, strategic acquisitions, strengthening the Company's balance sheet, repurchase of Company stock and repayment of the Company's debt obligations. Free cash flow does not represent the residual cash flow available for discretionary expenditures since there may be other nondiscretionary expenditures that are not deducted from the measure. NCR also describes the ratio of free cash flow to non-GAAP net income (or free cash flow conversion rate), which is calculated as free cash flow divided by non-GAAP net income. NCR’s management targets an annual free cash flow conversion rate at or above the range described in this release because management believes that a conversion rate at or above that range represents the efficient conversion of non-GAAP net income to free cash flow for its business. Free cash flow and free cash flow conversion rate do not have uniform definitions under GAAP and, therefore, NCR's definitions may differ from other companies' definitions of these measures.

Constant Currency, IPS Divestiture and Adjusted Constant Currency. NCR presents certain financial measures, such as period-over-period revenue growth, on a constant currency basis, which excludes the effects of foreign currency translation by translating prior period results at current period monthly average exchange rates. Due to the overall variability of foreign exchange rates from period to period, NCR’s management uses constant currency measures to evaluate period-over-period operating performance on a more consistent and comparable basis. NCR also presents certain financial measures on an adjusted constant currency basis, which excludes both the effects of foreign currency translation, as described above, and the results of NCR’s Interactive Printer Solutions (IPS) business for the comparable prior period after completion of the sale of the business (which results were previously included in NCR’s Hardware segment). NCR completed the sale of all but the Middle East and Africa assets of its Interactive Printer Solutions (IPS) division to Atlas Holdings LLC on May 27, 2016. NCR’s management believes that presentation of financial measures without these results is more representative of the company's period-over-period operating performance, and provides additional insight into historical and/or future performance, which may be helpful for investors.

NCR's definitions and calculations of these non-GAAP measures may differ from similarly-titled measures reported by other companies and cannot, therefore, be compared with similarly-titled measures of other companies. These non-GAAP measures should not be considered as substitutes for, or superior to, results determined in accordance with GAAP. These non-GAAP measures are reconciled to their most directly comparable GAAP measures in the tables below.

Reconciliation of Gross Margin (GAAP) to Gross Margin (non-GAAP)

$ in millions	Q4 2017	Q4 2016
Gross Margin (GAAP)	$515	$479
Acquisition-related amortization of intangibles	13	13
Pension mark-to-market adjustments	(1)	38
Gross Margin (Non-GAAP)	$527	$530

Reconciliation of Gross Margin Rate (GAAP) to Gross Margin Rate (non-GAAP)

	Q4 2017	Q4 2016
Gross Margin Rate (GAAP)	28.9%	26.6%
Acquisition-related amortization of intangibles	0.7%	0.7%
Pension mark-to-market adjustments	—%	2.1%
Gross Margin Rate (Non-GAAP)	29.6%	29.4%

Reconciliation of Operating Expenses (GAAP) to Operating Expenses (non-GAAP)

$ in millions	Q4 2017	Q4 2016
Operating Expenses (GAAP)	$334	$333
Transformation/Restructuring Costs	(3)	(3)
Acquisition-related amortization of intangibles	(16)	(15)
Acquisition-related costs	(2)	(2)
Pension mark-to-market adjustments	(29)	(47)
Operating Expenses (Non-GAAP)	$284	$266

Reconciliation of Income from Operations (GAAP) to Operating Income (non-GAAP)

$ in millions	Q4 2017	Q4 2016
Income from Operations (GAAP)	$181	$146
Transformation/Restructuring Costs	3	3
Acquisition-related amortization of intangibles	29	28
Acquisition-related costs	2	2
Pension mark-to-market adjustments	28	85
Operating Income (Non-GAAP)	$243	$264

Reconciliation of Operating Margin rate (GAAP) to Operating Margin rate (non-GAAP)

	Q4 2017	Q4 2016
Operating Margin rate (GAAP)	10.2%	8.1%
Transformation/Restructuring Costs	0.2%	0.2%
Acquisition-related amortization of intangibles	1.6%	1.6%
Acquisition-related costs	—%	0.1%
Pension mark-to-market adjustments	1.6%	4.7%
Operating Margin rate (Non-GAAP)	13.6%	14.7%

Reconciliation of Other (Expense) (GAAP) to Other (Expense) (non-GAAP)

$ in millions	Q4 2017	Q4 2016
Other (Expense) (GAAP)	$(50)	$(57)
Divestiture and liquidation losses	—	1
Other (Expense) (Non-GAAP)	$(50)	$(56)

Reconciliation of Income Tax Expense (GAAP) to Income Tax Expense (non-GAAP)

$ in millions	Q4 2017	Q4 2016
Income Tax Expense (GAAP)	$164	$17
Transformation/Restructuring Costs	2	2
Acquisition-related amortization of intangibles	9	9
Acquisition-related costs	1	—
Pension mark-to-market adjustments	3	7
Divestiture and liquidation losses	—	1
Impact of U.S. tax reform	(130)	—
Income Tax Expense (Non-GAAP)	$49	$36

Reconciliation of Net Income from Continuing Operations Attributable to NCR (GAAP) to
Net Income from Continuing Operations Attributable to NCR (non-GAAP)

$ in millions	Q4 2017	Q4 2016
Net (Loss) Income from Continuing Operations Attributable to NCR (GAAP)	$(35)	$68
Transformation/Restructuring Costs	1	1
Acquisition-related amortization of intangibles	20	19
Acquisition-related costs	1	2
Pension mark-to-market adjustments	25	78
Impact of U.S. tax reform	130	—
Net Income from Continuing Operations Attributable to NCR (Non-GAAP)	$142	$168

Reconciliation of Diluted Earnings Per Share (GAAP) to Non-GAAP Diluted Earnings Per Share (non-GAAP)

	Q4 2017 Actual	Q4 2016 Actual	2017 Actual	2016 Actual	Q1 2018 Guidance (2)	2018 Guidance (2)
Diluted Earnings Per Share (GAAP) (1)	$(0.38)	$0.43	$1.01	$1.80	$0.16 - $0.29	$2.08 - $2.48
Transformation/Restructuring Costs	0.01	0.01	0.13	0.13	0.05 - 0.09	0.50 - 0.75
Acquisition-related amortization of intangibles	0.13	0.12	0.51	0.53	0.10	0.42
Acquisition-related costs	0.01	0.01	0.02	0.03	0.01	0.05
Deemed dividends related to Blackstone transaction	—	—	0.39	—	—	—
Divestiture and liquidation losses	—	—	—	0.03	—	—
Pension mark-to-market adjustments	0.16	0.50	0.16	0.50	—	—
Impact of U.S. tax reform	0.85	—	0.84	—	—	—
Diluted Earnings Per Share (non-GAAP) (1)	$0.92	$1.07	$3.20	$3.02	$0.41 - $0.47	$3.30 - $3.45

(1)
Non-GAAP diluted EPS is determined using the conversion of the Series A Convertible Preferred Stock into common stock in the calculation of weighted average diluted shares outstanding. GAAP EPS is determined using the most dilutive measure, either including the impact of dividends or deemed dividends on the Company's Series A Convertible Preferred Stock in the calculation of net income or loss available to common stockholders or including the impact of the conversion of the Series A Convertible Preferred Stock into common stock in the calculation of the weighted average diluted shares outstanding. Therefore, GAAP diluted EPS and non-GAAP diluted EPS may not mathematically reconcile.

(2)
Except for the adjustments noted herein, this guidance does not include the effects of any future acquisitions/divestitures, restructuring activities, pension mark-to-market adjustments, taxes or other events, which are difficult to predict and which may or may not be significant.

Reconciliation of Net Cash Provided by Operating Activities (GAAP) to Free Cash Flow (non-GAAP)

$ in millions	Q4 2017 QTD	Q4 2016 QTD	Q4 2017 YTD	Q4 2016 YTD
Net cash provided by operating activities	$484	$525	$755	$894
Total capital expenditures	(88)	(67)	(294)	(227)
Net cash provided by (used in) discontinued operations	6	(9)	(8)	(39)
Free cash flow	$402	$449	$453	$628

* Note: The total capital expenditures of $294 million in 2017 includes $60 million related to the new world headquarters in Atlanta, Georgia. This $60 million is offset by $44 million of reimbursements by the lessor included in net cash provided by operating activities.

Reconciliation of Revenue Growth % (GAAP) to
Revenue Growth Constant Currency % (non-GAAP)

	Three months ended December 31, 2017
	Revenue Growth % (GAAP)	Favorable (unfavorable) FX impact	Revenue Growth Constant Currency % (non-GAAP)
Software License	(8)%	2%	(10)%
Software Maintenance	—%	2%	(2)%
Cloud	6%	—%	6%
Professional Services	3%	2%	1%
Software	1%	1%	—%
Services	4%	2%	2%
ATMs	(21)%	1%	(22)%
SCO	(1)%	—%	(1)%
POS	23%	3%	20%
IPS	(63)%	—%	(63)%
Hardware	(7)%	2%	(9)%
Total Revenue	(1)%	2%	(3)%

	Twelve months ended December 31, 2017
	Revenue Growth % (GAAP)	Favorable (unfavorable) FX impact	Divestiture impact	Revenue Growth Adjusted Constant Currency % (non-GAAP)
Software	3%	—%	—%	3%
Services	3%	—%	—%	3%
Hardware	(6)%	1%	(5)%	(2)%
Total Revenue	—%	—%	(1)%	1%

NCR CORPORATION CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited) (in millions, except per share amounts)	Schedule A

	For the Periods Ended December 31
	Three Months		Twelve Months
	2017	2016	2017	2016
Revenue
Products	$750	$805	$2,579	$2,737
Services	1,032	997	3,937	3,806
Total Revenue	1,782	1,802	6,516	6,543
Cost of products	596	615	2,026	2,102
Cost of services	671	708	2,626	2,659
Total gross margin	515	479	1,864	1,782
% of Revenue	28.9%	26.6%	28.6%	27.2%
Selling, general and administrative expenses	256	248	932	926
Research and development expenses	78	83	256	242
Restructuring-related charges	—	2	—	15
Income from operations	181	146	676	599
% of Revenue	10.2%	8.1%	10.4%	9.2%
Interest expense	(41)	(40)	(163)	(170)
Other (expense), net	(9)	(17)	(31)	(50)
Total other (expense), net	(50)	(57)	(194)	(220)
Income before income taxes and discontinued operations	131	89	482	379
% of Revenue	7.4%	4.9%	7.4%	5.8%
Income tax expense	164	17	242	92
(Loss) income from continuing operations	(33)	72	240	287
(Loss) from discontinued operations, net of tax	(10)	(11)	(5)	(13)
Net (loss) income	(43)	61	235	274
Net income attributable to noncontrolling interests	2	4	3	4
Net (loss) income attributable to NCR	$(45)	$57	$232	$270
Amounts attributable to NCR common stockholders:
(Loss) income from continuing operations	$(35)	$68	$237	$283
Dividends on convertible preferred stock	(11)	(12)	(47)	(49)
Deemed dividend on modification of convertible preferred stock	—	—	(4)	—
Deemed dividend on convertible preferred shares related to redemption	—	—	(58)	—
Net (loss) income from continuing operations attributable to NCR common stockholders	(46)	56	128	234
(Loss) from discontinued operations, net of tax	(10)	(11)	(5)	(13)
Net (loss) income attributable to NCR common stockholders	$(56)	$45	$123	$221
Net (loss) income per share attributable to NCR common stockholders:
Net (loss) income per common share from continuing operations
Basic	$(0.38)	$0.45	$1.05	$1.86
Diluted	$(0.38)	$0.43	$1.01	$1.80
Net (loss) income per common share
Basic	$(0.46)	$0.36	$1.01	$1.76
Diluted	$(0.46)	$0.35	$0.97	$1.71
Weighted average common shares outstanding
Basic	121.9	124.5	121.9	125.6
Diluted (continuing operations)	121.9	157.4	127.0	157.4
Diluted (net income)	121.9	128.6	127.0	129.2

(1) Diluted EPS is determined using the most dilutive measure, either including the impact of the dividends and deemed dividends on NCR's Series A Convertible Preferred Shares in the calculation of net income or loss per common share from continuing operations and net income or loss per common share or including the impact of the conversion of such preferred stock into common stock in the calculation of the weighted average diluted shares outstanding.

NCR CORPORATION REVENUE AND OPERATING INCOME SUMMARY (Unaudited) (in millions)	Schedule B

	For the Periods Ended December 31
	Three Months				Twelve Months
	2017	2016	% Change	% Change Constant Currency	2017	2016	% Change	% Change Adjusted Constant Currency
Revenue by segment
Software	$508	$502	1%	—%	$1,900	$1,841	3%	3%
Software Gross Margin Rate	53.1%	53.8%			51.1%	51.8%
Services	619	598	4%	2%	2,373	2,306	3%	3%
Services Gross Margin Rate	25.0%	22.2%			24.7%	21.6%
Hardware	655	702	(7)%	(9)%	2,243	2,396	(6)%	(2)%
Hardware Gross Margin Rate	15.6%	18.1%			16.4%	18.0%
Total Revenue	$1,782	$1,802	(1)%	(3)%	$6,516	$6,543	—%	1%
Gross Margin Rate	29.6%	29.4%			29.5%	28.8%
Operating income by segment
Software	$166	$172			$567	$577
% of Revenue	32.7%	34.3%			29.8%	31.3%
Services	79	62			288	201
% of Revenue	12.8%	10.4%			12.1%	8.7%
Hardware	(2)	30			(2)	62
% of Revenue	(0.3)%	4.3%			(0.1)%	2.6%
Subtotal-segment operating income	$243	$264			$853	$840
% of Revenue	13.6%	14.7%			13.1%	12.8%
Other adjustments (1)	62	118			177	241
Total income from operations	$181	$146			$676	$599

(1)	The following table presents the other adjustments for NCR:

	For the Periods Ended December 31
	Three Months		Twelve Months
In millions	2017	2016	2017	2016
Transformation/Restructuring costs	$3	$3	$29	$26
Acquisition-related amortization of intangible assets	29	28	115	123
Acquisition-related costs	2	2	5	7
Pension mark-to-market adjustments	28	85	28	85
Total other adjustments	$62	$118	$177	$241

NCR CORPORATION CONSOLIDATED BALANCE SHEETS (Unaudited) (in millions, except per share amounts)	Schedule C

	December 31, 2017	September 30, 2017	December 31, 2016
Assets
Current assets
Cash and cash equivalents	$537	$405	$498
Accounts receivable, net	1,270	1,408	1,282
Inventories	780	824	699
Other current assets	243	263	278
Total current assets	2,830	2,900	2,757
Property, plant and equipment, net	341	321	287
Goodwill	2,741	2,741	2,727
Intangibles, net	578	591	672
Prepaid pension cost	118	115	94
Deferred income taxes	460	595	575
Other assets	586	587	561
Total assets	$7,654	$7,850	$7,673
Liabilities and stockholders’ equity
Current liabilities
Short-term borrowings	$52	$269	$50
Accounts payable	762	720	781
Payroll and benefits liabilities	219	202	234
Deferred service revenue and customer deposits	458	465	468
Other current liabilities	398	390	432
Total current liabilities	1,889	2,046	1,965
Long-term debt	2,939	2,984	3,001
Pension and indemnity plan liabilities	798	771	739
Postretirement and postemployment benefits liabilities	133	127	127
Income tax accruals	148	138	142
Other liabilities	200	197	138
Total liabilities	6,107	6,263	6,112
Redeemable noncontrolling interests	15	14	15
Series A convertible preferred stock: par value $0.01 per share, 3.0 shares authorized, 0.8 shares issued and outstanding as of December 31, 2017, September 30, 2017, and 0.9 shares issued and outstanding as of December 31, 2016	810	799	847
Stockholders' equity
NCR stockholders' equity:
Preferred stock: par value $0.01 per share, 100.0 shares authorized, no shares issued and outstanding as of December 31, 2017, September 30, 2017, and December 31, 2016	—	—	—
Common stock: par value $0.01 per share, 500.0 shares authorized, 122.0, 121.5, and 124.6 shares issued and outstanding as of December 31, 2017, September 30, 2017, and December 31, 2016	1	1	1
Paid-in capital	60	44	32
Retained earnings	857	913	867
Accumulated other comprehensive loss	(199)	(188)	(205)
Total NCR stockholders' equity	719	770	695
Noncontrolling interests in subsidiaries	3	4	4
Total stockholders' equity	722	774	699
Total liabilities and stockholders' equity	$7,654	$7,850	$7,673

NCR CORPORATION CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited) (in millions)	Schedule D

	For the Periods Ended December 31
	Three Months		Twelve Months
	2017	2016	2017	2016
Operating activities
Net (loss) income	$(43)	$61	$235	$274
Adjustments to reconcile net income to net cash provided by operating activities:
Loss from discontinued operations	10	11	5	13
Depreciation and amortization	91	85	354	344
Stock-based compensation expense	17	16	77	61
Deferred income taxes	154	(29)	173	10
Gain on sale of property, plant and equipment and other assets	(1)	—	(3)	—
Loss on divestiture	—	1	—	2
Impairment of long-lived and other assets	—	—	1	2
Changes in assets and liabilities:
Receivables	136	49	29	(89)
Inventories	52	42	(68)	(86)
Current payables and accrued expenses	54	148	(78)	216
Deferred service revenue and customer deposits	(10)	10	10	88
Employee benefit plans	9	71	(4)	33
Other assets and liabilities	15	60	24	26
Net cash provided by operating activities	484	525	755	894
Investing activities
Expenditures for property, plant and equipment	(47)	(28)	(128)	(73)
Proceeds from sales of property, plant and equipment	—	—	6	—
Additions to capitalized software	(41)	(39)	(166)	(154)
Business acquisition, net	(8)	—	(8)	—
Proceeds from divestiture	3	—	3	47
Other investing activities, net	3	(1)	3	(9)
Net cash used in investing activities	(90)	(68)	(290)	(189)
Financing activities
Short term borrowings, net	(14)	(6)	(4)	(8)
Payments on term credit facilities	(24)	(13)	(61)	(97)
Payments on revolving credit facilities	(830)	(695)	(1,940)	(1,431)
Borrowings on revolving credit facilities	605	475	1,940	1,331
Debt issuance costs	—	(1)	—	(9)
Repurchases of Company common stock	—	—	(350)	(250)
Proceeds from employee stock plans	4	5	15	15
Tax withholding payments on behalf of employees	(7)	(9)	(31)	(16)
Other financing activities	(2)	—	(3)	(2)
Net cash used in financing activities	(268)	(244)	(434)	(467)
Cash flows from discontinued operations
Net cash provided by (used in) discontinued operations	6	(9)	(8)	(39)
Effect of exchange rate changes on cash and cash equivalents	—	(24)	16	(29)
(Decrease)/increase in cash and cash equivalents	132	180	39	170
Cash and cash equivalents at beginning of period	405	318	498	328
Cash and cash equivalents at end of period	$537	$498	$537	$498